Exhibit 99.2

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Robert Jaffe
Pondel Wilkinson, Inc.
310-279-5969

CORINTHIAN COLLEGES NAMES TIMOTHY JACKSON SULLIVAN

TO BOARD OF DIRECTORS

SANTA ANA, California, January 29, 2008 — Corinthian Colleges, Inc. (NASDAQ: COCO) announced today that Timothy Jackson Sullivan has been appointed to serve as a Class I member of its board of directors. This appointment expands the board to eight members, seven of whom are non-employee directors. The three year term of all Class I directors expires immediately prior to the annual stockholders’ meeting in November 2008; Mr. Sullivan is expected to be nominated to serve another term at that meeting.

Sullivan, 63, is president emeritus of the College of William and Mary. His career at the College of William and Mary spans more than 35 years and includes serving for 12 years as its president and, earlier, as dean of its law school, the Marshall-Wythe School of Law. Sullivan served as the law school’s executive director, Institute of Bill of Rights Law and the John Stewart Bryan professor of Jurisprudence. He joined the law school as an assistant professor of law and rose to become associate professor, then full professor.

Sullivan’s career is marked by extensive public service. He was executive assistant for policy for former Virginia Governor Charles S. Robb and a member of numerous task forces and boards, including, among others, the Virginia Board of Education, Education Advisory Panel, Association of Governing Boards of Universities & Colleges Council of Presidents and Virginia Rhodes Scholarship Committee. Sullivan served in the U.S. Army Signal Corps in Vietnam, where he received the Army Commendation Medal, First Oak Leaf Cluster, and the Bronze Star Medal. Sullivan is a published author on a variety of legal issues. He earned a bachelor’s degree from the College of William and Mary and a juris doctorate degree from Harvard University.

“Tim has a long and distinguished career in both academia and public service,” said Terry O. Hartshorn, Corinthian’s chairman of the board. “He is a strong supporter of educational excellence and his experience at the helm of an outstanding institution like William and Mary will bring an important perspective to our board. We welcome Tim and look forward to his insights.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.